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                                     EXHIBIT 2

                NON-QUALIFIED (CLIFF-VESTING) STOCK OPTION AGREEMENT

                     SUNRISE INTERNATIONAL LEASING CORPORATION


     THIS AGREEMENT, made effective as of the 23rd day of June, 1998, by and between Sunrise International Leasing Corporation, a Minnesota corporation (the "Company"), and Peter J. King ("Optionee").

                                W I T N E S S E T H:

     WHEREAS, the Optionee has agreed to serve as the Chief Executive Officer of the Company; and

     WHEREAS, in consideration of Optionee's willingness to agree to serve as the Company's Chief Executive Officer and for other significant considerations, the Company wishes to grant a non-qualified cliff-vesting stock option to Optionee to purchase shares of the Company's Common Stock; and

     WHEREAS, the Company's Board of Directors has authorized the grant of a non-qualified stock option to Optionee and has determined that, as of the effective date of this Agreement, the fair market value of the Company's Common Stock is $3.25 per share;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

     1. GRANT OF OPTION. The Company hereby grants to Optionee on the date set forth above (the "Date of Grant"), the right and option (the "Option") to purchase all or portions of an aggregate of Four Hundred Thousand (400,000) shares of Common Stock of the Company at a per share price of $3.25, on the terms and conditions set forth herein, which the Company deems to be the fair market value of the stock as of June 23, 1998. This Option is a nonqualified stock option and will not be treated as an incentive stock option, as defined under Section 442, or any successor provision, of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

     2.   DURATION AND EXERCISABILITY.

          a. The term during which this Option may be exercised shall terminate on June 23, 2005, unless terminated earlier under the provisions of Paragraphs 2f, 2g or 4e below. Unless any of the events set forth in Paragraph 2b through 2e occur, this Option shall not be exercisable until June 23, 2004, at which time the Option shall become exercisable to the extent of one hundred percent (100%) of the total number of shares granted if, at such time, the Optionee continues to be employed by the Company. Once the Option becomes exercisable to


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the extent of one hundred percent (100%) of the aggregate number of shares specified in Paragraph 1 above, the Optionee may continue to exercise this Option under the terms and conditions of this Agreement until the termination of the Option as provided herein. If Optionee does not purchase upon an exercise of this Option the full number of shares which Optionee is then entitled to purchase, Optionee may purchase upon any subsequent exercise prior to this Option's termination such previously unpurchased shares in addition to those Optionee is otherwise entitled to purchase.

          b. Notwithstanding the vesting provisions of Paragraph 2a above, this option shall become immediately exercisable as to 125,000 shares if the closing price of the Company's Common Stock, as reflected by the Nasdaq National Marketing System, averages $5.00 for ten consecutive business days. Once these 125,000 shares become vested, they will remain exercisable in full throughout the term of this Agreement, subject to the terms and conditions thereof.

          c. Notwithstanding the vesting provisions of Paragraph 2a above, this option shall become immediately exercisable as to 125,000 shares if the closing price of the Company's Common Stock, as reflected by the Nasdaq National Marketing System, averages $6.00 for ten consecutive business days. Once these 125,000 shares become vested, they will remain exercisable in full throughout the term of this Agreement, subject to the terms and conditions thereof.

          d. Notwithstanding the vesting provisions of Paragraph 2a above, this option shall become immediately exercisable as to 150,000 shares if the closing price of the Company's Common Stock, as reflected by the Nasdaq National Marketing System, averages $7.00 for ten consecutive business days. Once these 150,000 shares become vested, they will remain exercisable in full throughout the term of this Agreement, subject to the terms and conditions thereof.

          e. Notwithstanding the vesting provisions of Paragraph 2a above, this Option shall become immediately exercisable to the extent of one hundred percent (100%) of the total number of shares granted upon whichever of the following events is first to occur:

               (i) Any exchange, reorganization, reclassification, extraordinary dividend, divestiture (including a spin-off), merger, consolidation or similar transaction (collectively referred to as the "transaction") to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such transaction have, immediately following the effective date of such transaction, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power (with respect to the election of directors) of all classes of securities issued by the surviving corporation;

               (ii) Obtaining the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the


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          Company representing, in the aggregate, fifty percent (50%) or more of the total combined voting power of all classes of the Company's then issued and outstanding securities by any person or entity or by a group of associated persons or entities acting in concert other than Peter King or any person or entity affiliated with Peter King;

               (iii) The sale of substantially all of the properties and assets of the Company to any person or entity who or which is not a wholly-owned subsidiary of the Company;

               (iv) The approval of any plan or proposal for the liquidation of the Company by the shareholders of the Company.

          f. During the lifetime of Optionee, the Option shall be exercisable only by the Optionee while he serves as an employee of the Company or within three months after his employment is terminated or by the Optionee's guardian or other legal representative, and shall not be assignable or transferable by the Optionee, in whole or in part. If Optionee dies while in the employ of the Company, this option must be exercised within twelve months, following his death, to the extent this option has vested at the time of Optionee's death, by his personal representative. To the extent this Option is not exercised within the one-year period following his death, all rights under this Option shall be forfeited.

          g. If Optionee ceases to be an employee of the Company due to his total disability, as defined and determined in accordance with the Company's Long-term Disability Plan, this option must be exercised by Optionee or his duly-appointed guardian within twelve months following his termination of employment to the extent this option has vested at the time of Optionee's disability. If the Optionee or his duly-appointed guardian does not exercise this option within the one-year period, all rights under this Option shall be forfeited.

     3.   MANNER OF EXERCISE.

          a. The Option may be exercised only by Optionee (or other proper party in the event of death or disability) to the extent the Option has vested by delivering within the Option Period written notice of exercise to the Company at its principal office. The notice shall state the number of shares as to which the Option is being exercised and shall be accompanied by payment in full of the Option price for all shares designated in the notice. The exercise of the Option shall be deemed effective upon receipt of such notice by the Company and the appropriate payment that complies with the terms of this Agreement. The Option may be exercised with respect to any number or all of the shares as to which it can then be exercised and, if partially exercised, may be so exercised as to the unexercised shares any number of times during the Option period as provided herein.

          b. Payment of the Option price by Optionee shall be in the form of cash, check or previously acquired shares of Common Stock of the Company, or any combination thereof; provided, however, that the Board may, in its sole discretion, limit the form of payment


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to cash or check and may exercise its discretion any time prior to the termination of this Option or upon any exercise of this Option by the Optionee. Any stock so tendered as part of such payment shall be valued at its fair market value which shall be determined by reference to the closing price of the stock on the Nasdaq National Over-the-Counter Market. As soon as practicable after the effective exercise of all or any part of the Option, the Optionee shall be recorded on the stock transfer books of the Company as the owner of the shares purchased, and the Company shall deliver to the Optionee one or more duly issued stock certificates evidencing such ownership. For purposes of this Agreement, "previously acquired shares of Common Stock" shall include shares of Common Stock that are already owned by the Optionee at the time of exercise.

     4.   MISCELLANEOUS.

          a. RIGHTS AS SHAREHOLDER. Optionee shall have no rights as a shareholder with respect to shares subject to this Option until such shares have been issued to Optionee upon exercise of this Option.

          b. MERGERS, RECAPITALIZATIONS, STOCK SPLITS, ETC. Certain changes in the number or character of the Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an appropriate adjustment, reduction or enlargement by the Board of Directors, to reflect any such changes, in Optionee's rights with respect to any unexercised portion of the Option (I.E., Optionee shall have such "anti-dilution" rights under the Option with respect to such events, but shall not have "preemptive" rights).

          c. SHARES RESERVED. The Company shall at all times during the option term reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

          d. WITHHOLDING TAXES. The Company may take such action as it deems appropriate to insure that all applicable federal and state payroll, income or other taxes are withheld from any amounts payable by the Company to Optionee.
If the Company is unable to withhold such federal and state taxes, for whatever reason, the Optionee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law. The Optionee may, subject to the approval and discretion of the Board of Directors or such other administrative rules it may deem advisable, elect to have all or a portion of such tax withholding obligations satisfied by delivering shares of the Company's Common Stock having a fair market value equal to such obligations.

          e. TERMINATION OF EMPLOYMENT FOR CAUSE. If Optionee is terminated for cause, this Option shall terminate and all rights under this Option shall be forfeited as of the date of such termination. "Cause" shall be defined as follows: (1) gross misconduct, dishonesty or disloyalty; (2) willful and material breach of this Agreement by Optionee; or (3) conviction or entry of a plea of guilty or nolo contendere to any felony or gross misdemeanor or the entry of


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any final civil judgment in connection with any allegation of fraud, misrepresentation, misappropriation or any other intentional tort or statute violation.

          f. SCOPE OF AGREEMENT. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and the Optionee and any successor or successors of the Optionee permitted by Paragraph 2c and 2g above.

          g. TRANSFER OF OPTION. No option shall be transferable, in whole or in part, by the Optionee other than by will or by the laws of descent and distribution and, during the Optionee's lifetime, the option may be exercised only by the Optionee. If the Optionee shall attempt any transfer of any option granted under the Plan during the Optionee's lifetime, such transfer shall be void and the option, to the extent not fully exercised, shall terminate.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                    SUNRISE INTERNATIONAL LEASING CORPORATION

                    By Special Committee of the Board of Directors


                         /s/ Donald R. Brattain
                    -----------------------------------------------------------



                         /s/ Thomas R. King
                    -----------------------------------------------------------





                    OPTIONEE:


                         /s/ Peter J. King
                    -----------------------------------------------------------
                    Peter J. King


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